EXHIBIT 10.40
VTR GLOBALCOM S.A.
2006 PHANTOM SAR PLAN
GRANT AGREEMENT FOR U.S. TAXPAYERS
     This Phantom SAR Plan Grant Agreement (the “Agreement”) is entered into by VTR GlobalCom S.A. (the “Company”) and Mauricio Ramos (the “Grantee”), in accordance with the VTR GlobalCom S.A. 2006 Phantom SAR Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms under the Plan.
     The Plan provides for the grant of SARs to certain individuals, including Grantee. The Committee appointed under the Plan has approved the SAR grant described below. The Company and the Grantee hereby agree as follows:
1. Grant of SARs. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Grantee 170,000 SARs.
2. Grant Date. The Grant Date of the SARs granted under this Agreement is June 25, 2007.
3. Vesting Commencement Date. The Vesting Commencement Date of the SARs granted under this Agreement is January 1, 2007.
4. SAR Expiration Date. The SAR Expiration Date of the SARs granted under this Agreement is the earlier of (a) the 180th day after the final vesting date of the SARs as set forth in Section 6 below or (b) July 1, 2010.
5. Base Value. The Base Value of each SAR granted under this Agreement is CLP$12.588 per share.
6. Vesting. The SARs granted under this Agreement shall vest in semi-annual installments of 16.67% of the original number of SARs granted on the same day of the month as the Vesting Commencement Date (or if the same day is not present in a month, on the last day of such month) in each sixth calendar month following the Vesting Commencement Date (each, a “Vesting Date”) provided that the Grantee must be an employee of the Company on such semi-annual vesting date to receive vesting credit for the six-month period then ending. In no event shall any payments of vested SARs be made prior to the Settlement Date as defined herein in Section 7(a).

7. Exercise and Payment.
     (a) Vested SARS will be automatically exercised on the date (“Exercise Date”) that is the earlier of (i) the day immediately following delivery of the Valuation Report determining Net Company Value and Per Share Value as of December 31, 2009, which date shall not be later than June 1, 2010, and (ii) the date of Grantee’s termination of employment with the Company. The SARs are not exercisable at any time other that the time specified in this Section 7(a).
     (b) For each vested SAR the Company shall pay to Grantee, on or before the date that is 30 days following the Exercise Date, the amount by which the Per Share Value exceeds the Base Value of such SAR. Notwithstanding anything to the contrary in the Plan, the Per Share Value shall be the value determined as of the last date of each fiscal year of the Company, whether or not the Company is Publicly Traded.
     (c) The obligation of the Company to pay any amount to the Grantee with respect to any SARs that have been exercised shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Company.
8. Withholding of Tax. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines to be required in connection with the payment for SARs.
9. Agreement Subject to Plan. This Agreement is subject to the terms and conditions of the Plan, which is incorporated by reference. The Plan contains terms and conditions in addition to those set forth herein. In the event of inconsistencies, except as specifically set forth herein, the Plan shall govern this Agreement. The Committee shall have the authority to interpret and construe any SAR pursuant to the terms of the Plan, and its decisions shall be conclusive.
10. No Employment or Other Rights. The grant of any SAR shall not confer upon the Grantee any right to be retained in the employ of the Company or any Subsidiary or other affiliate of the Company.
11. Assignment and Transfers. The rights and interests of the Grantee under this Agreement may not be sold, assigned, pledged, encumbered, or otherwise transferred, either voluntarily or involuntarily, except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of any SAR or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate such SAR by notice to the Grantee, and such SAR and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. The Company may assign this Agreement without the Grantee’s consent.
12. Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee.
13. Beneficiary Designation. In the event of the death of the Grantee, the Grantee designates the Person or Persons named on Exhibit A as the Grantee’s Beneficiary. The Grantee may change his or her Beneficiary designation only by giving written notice of such change to the Committee in accordance with the terms of the Plan prior to the Grantee’s death.
14. Section 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Internal Revenue Code and applicable Treasury authorities (“Section 409A”):
     (a) If Grantee is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 13(a), any payments payable as a result of Grantee’s Termination (other than for Grantee’s death or Disability) shall not be payable before the earlier of (i) the date that is six months after Grantee’s termination, (ii) the date of Grantee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 13(a) shall be applied by accumulating all payments that otherwise would have been paid within six months of Grantee’s termination and paying such accumulated amounts at the earliest date which complies with the requirements of Section 409A. Grantee shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Grantee is a “key employee” as defined in Section 416(i) of the Internal Revenue Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year or using such dates as designated by the Committee in accordance with Section 409A and in a manner that is consistent with respect to all of the Company’s nonqualified deferred compensation plans. For purposes of determining the identity of specified employees, the Company may establish such procedures as it deems appropriate in accordance with Section 409A.

     (b) The Grantee and the Company agree that this Agreement is intended to comply with Section 409A and that any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Section 409A. Grantee and the Company agree that if a provision of the Agreement would result in the imposition of an applicable tax under Section 409A, such provision may be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect Grantee’s rights or benefits hereunder.
IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this Agreement, and the Grantee has executed this Agreement.

VTR GLOBALCOM S.A.
By:

I hereby accept the SARs described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Committee and the Valuation Committee shall be final, binding, and conclusive.

Grantee:

Date:

Exhibit A
Beneficiary Designation
Primary Beneficiary:

Name:

Address:

Telephone Number:

Social Security Number:

Relationship to Grantee:

Secondary Beneficiary: (Applicable if Primary Beneficiary predeceases the Grantee)

Name:

Address:

Telephone Number:

Social Security Number:

Relationship to Grantee:

I hereby name the Beneficiaries set forth above to receive my SAR benefits in the event of my death.

Grantee:

Date: